Exhibit 10.2

CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT, is made and entered into as of this 25th day of August 2008, by and between Arctic Cat, Inc. (the “Company”) and Claude J. Jordan (the “Executive”).

 WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders; and

WHEREAS, Executive has made and is expected to make, due to Executive’s intimate knowledge of the business and affairs of the Company, its policies, methods, personnel and problems, a significant contribution to the profitability, growth and financial strength of the Company; and

WHEREAS, the Company recognizes that the possibility of a Change in Control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure of Executive or distraction in the performance of Executive’s duties to the detriment of the Company and its shareholders; and

WHEREAS, Executive is willing to remain in the employ of the Company upon the understanding that the Company will provide income security if Executive’s employment is terminated under certain terms and conditions;

WHEREAS, it is in the best interests of the Company and its shareholders to reinforce and encourage the continued attention and dedication of management personnel, including Executive, to their assigned duties without distraction and to ensure the continued availability to the Company of Executive in the event of a Change in Control; and

WHEREAS, the Company and Executive acknowledge that they have signed an Employment Agreement of even date herewith, and that this Agreement shall supersede such Employment Agreement with respect to termination upon a Change of Control as defined herein and any compensation paid to Executive upon such termination.

THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.             Term of Agreement. The term of this Agreement shall commence on the date of this Agreement, and shall continue in effect through December 31, 2009, and shall automatically be extended for successive one-year periods thereafter unless the Board of Directors of the Company (“the “Board”) shall have determined, and Executive is notified in writing, prior to December 31, 2008 and each December 31 thereafter, that the term of this Agreement shall not be extended or further extended from such date; provided, however, that if a Change in Control shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of 36 months from the date the occurrence of a Change in Control or, if an event triggering the Company’s severance payment obligations to Executive under Section 4(d) has occurred during such 36-month period, this Agreement shall continue in effect until the benefits payable to Executive hereunder have been paid in full.  In the event that more than one Change in Control shall occur during the original or any extended term of this Agreement, the 36-month period shall follow the last Change in Control.  This Agreement shall neither impose nor confer any further rights or obligations on the Company or Executive on the day after the end of the term of this Agreement.

2.             Change in Control. No benefits shall be payable hereunder unless there shall have been a Change in Control, as set forth below.

For purposes of this Agreement, a “Change in Control” of the Company shall mean any of the following events:

(i)            if any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities, provided, however, it shall not be deemed a Change in Control if such person becomes the beneficial owner of 20% or more of the combined voting power as a result of an issuance of stock by the Company which issuance has been approved by the Incumbent Directors (as defined below) in response to an Unfriendly Change in Control (as defined in Section 5) and provided further, however, that no Change in Control shall be deemed to have occurred pursuant to this Section 2(i) as a result of Suzuki Motor Corporation’s (“Suzuki”) ownership of more than 20% of the combined voting power of the Company’s outstanding securities unless and until such time as Suzuki owns more than 40% of the combined voting power of the Company’s outstanding securities;

(ii)           if the Incumbent Directors cease for any reason to constitute at least a 75% of the Board.  The term “Incumbent Directors” shall mean those individuals who are members of the Board on the effective date of this Agreement and any individual who subsequently becomes a member of the Board (other than a director designated by a person who has entered into agreement with the Company to effect a transaction contemplated by Section 2(iii))  whose election or nomination for election by the Company’s shareholders was approved by a vote of at least 75% of the then Incumbent Directors; or

(iii)          (A) the Company consummates a merger, consolidation, share exchange, division or other reorganization of the Company with any corporation or entity, other than an entity owned at least 80% by the Company, unless immediately after such transaction, the shareholders of the Company, other than Suzuki, immediately prior to such transaction beneficially own, directly or indirectly 51% or more of the combined voting power of resulting entity=s outstanding voting securities as well as 51% or more of the Total Market Value of the resulting entity, or in the case of a division, 51% or more of the combined voting power of the outstanding voting securities of each entity resulting from the division as well as 51% or more of the Total Market Value of each such entity, in each case in substantially the same proportion as such shareholders owned shares of the Company prior to such transaction; (B) the shareholders of the Company approve an agreement for the sale or disposition (in one transaction or a series of transactions) of assets of the Company, the total consideration of which is greater than 51% of the Total Market Value of the Company, or (C) the Company adopts a plan of complete liquidation or winding-up of the Company.  ATotal Market Value@ shall mean the aggregate market value of the Company=s or the resulting entity=s outstanding capital stock (on a fully diluted basis) plus the aggregate market value of the Company=s or the resulting entity=s other outstanding equity securities as measured by the exchange rate of the transaction or by such other method as the Board determines where there is not a readily ascertainable exchange rate; or

(iv)          if a change in control otherwise occurs which would be required to be reported in response to the current Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement.

3.             Termination Following Change in Control. If a Change in Control shall have occurred and Executive is thereafter terminated while this Agreement is in effect, Executive shall be entitled to the benefits provided in subsection 4(d) unless such termination is (A) because of Executive’s death, (B) by the Company for Cause or Disability, or (C) by Executive other than for Good Reason.

(a)           Disability.  For purposes of this Agreement, the term “Disability” shall have two different meanings.  For purposes of benefits due under any Company-sponsored disability insurance policy (whether short-term, long-term, or any applicable salary continuation policy provided during any elimination period), the definition of Disability shall conform to the definition provided in such policy.   For purposes of any payment made to Executive in excess of the benefits due under any such Company-sponsored disability insurance policy, the definition of Disability shall be at least as restrictive as the applicable definition provided in Code Section 409A.  The Executive’s employment shall terminate upon the Disability of the Executive unless waived by the Company, where the definition of Disability shall conform to the definition of disability set forth in any Company-sponsored disability insurance policy.

(b)           Cause.  For purposes of this Agreement, the Company shall have the right to immediately terminate the employment of Executive for “Cause” if the Executive shall:

(i)            Willfully or materially breach this Agreement or continually fail to perform the duties that the Executive is required to perform under the terms of this Agreement;

(ii)           Willfully violate other reasonable and substantial rules governing Executive performance, including, without limitation, prohibitions against unauthorized use of drugs or alcohol without treatment;

(iii)          Violate or willfully refuse to obey  reasonable instructions of the Chief Executive Officer and/or the Board of Directors, provided that such instructions are not in violation of this Agreement;

(iv)          Willfully engage in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise;

(v)           In the performance of Executive’s duties under this Agreement, engage in any act of misconduct, including misconduct involving moral turpitude, which is injurious to the Company; or

(vi)          Be convicted of or plead guilty to any criminal charge or indictment, the nature of which the Company determines, in its sole discretion, has a detrimental impact on the general reputation of the Company.

An act or failure to act is considered “willful” if done or not done with an absence of good faith and without a reasonable belief that the act or failure to act was in the best interests of the Company. In the event of termination for “Cause”, Executive shall not be entitled to any severance payments or any other payments under this Agreement. Executive shall not be terminated for Cause unless and until the Company shall have delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive’s conduct was Cause and specifying the particulars thereof in detail.

(c)           Good Reason. Executive shall be entitled to terminate his or her employment for Good Reason following a Change in Control, and in such case shall be entitled to the benefits provided in subsection 4(d) of this Agreement. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, any of the following:

(i)            the authority, powers, functions, responsibilities or duties assigned to Executive, as compared to those in effect immediately prior to the Change in Control, are materially and adversely diminished (except for any diminution that occurs solely as a result of the fact that the Company ceases to be a public company);

(ii)           a reduction by the Company in Executive’s annual base salary in effect immediately prior to a Change in Control;

(iii)          the relocation of the Company’s principal executive offices to a location more than twenty-five miles from Thief River Falls, Minnesota, or from Minneapolis/St. Paul, Minnesota or the Company requiring Executive to be based anywhere other than the Company’s principal executive offices except for requiring travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations prior to the Change in Control;

(iv)          the failure by the Company to continue to provide Executive with benefits at least as favorable to those enjoyed by Executive under any of the Company’s pension, life insurance, medical, health and accident, disability, deferred compensation, incentive awards, bonus, stock options, or savings plans in which Executive was participating immediately prior to the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed immediately prior to the Change in Control, or the failure by the Company to provide Executive with the number of paid vacation or sick days to which Executive is entitled immediately prior to the Change in Control, provided, however, that the Company may amend any such plan or programs as long as such amendments do not reduce any benefits to which Executive would be entitled;

(v)           the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 8;

(vi)          the taking of any action by the Company that would materially adversely affect the physical conditions existing at the time of the Change in Control in or under which Executive performs his employment duties;

(vii)         any material breach of this Agreement by the Company; or

(viii)        any purported termination of Executive’s employment which is not made pursuant to a Notice of Termination satisfying the requirements of this Agreement; for purposes of this Agreement, no such purported termination shall be effective.

(d)           Notice of Termination. Any purported termination of Executive’s employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth a summary of the facts and circumstances claimed to provide a basis for termination of Executive’s employment.

(e)           Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean:

(i)            if Executive’s employment is terminated for Disability as defined by any Company-sponsored disability insurance policy, 30 days after Notice of Termination is given; and

(ii)           if Executive’s employment is terminated pursuant to subsections (b) or (c) above or for any other reason (other than death or Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to subsection (b) above shall not be less than 10 days, and in the case of a termination pursuant to subsection (c) above shall not be less than 10 nor more than 30 days, respectively, from the date such Notice of Termination is given).

(f)            Dispute of Termination. If, within 10 days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company shall continue to pay Executive full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary and a year-end bonus in an amount at least equal to the year-end bonus paid with respect to the fiscal year immediately preceding the Change in Control) and continue Executive as a participant in all compensation, benefit and insurance plans in which Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this subsection. Amounts paid under this subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts under this Agreement.

4.             Compensation Upon Termination or During Disability. Following a Change in Control, upon termination of Executive’s employment or during a period of Disability, Executive shall be entitled to the following benefits:

(a)           During any period that Executive fails to perform full-time duties with the Company as a result of a Disability as defined by any Company-sponsored disability insurance policy, the Company shall pay Executive the base salary of Executive at the rate in effect at the commencement of any such period plus a pro rata portion of an amount equal to the year-end bonus paid to Executive for the fiscal year immediately preceding the Change in Control in accordance with the Company’s regular payroll practices, until such time as Executive is determined to be eligible for long term disability benefits in accordance with any Company-sponsored disability insurance policy then in effect.

(b)           If Executive’s employment shall be terminated by the Company for Cause or by Executive other than for Good Reason or Disability, the Company shall pay to Executive his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligation to Executive under this Agreement, except with respect to any accrued benefits to which Executive is entitled under any Company pension or welfare benefit plan, insurance program or as may otherwise be required by law.

(c)           If Executive’s employment shall be terminated by the Company or by Executive for Disability, or by reason of death, the Company shall pay to Executive (or Executive’s designated beneficiaries or estate, if no beneficiary is designated) any and all benefits to which Executive is entitled under any Company-sponsored insurance program then in effect within thirty (30) days of such Disability or death.  Any payment made to Executive in excess of those provided by any Company-sponsored disability insurance policy shall be paid in accordance with the requirements of and subject to the applicable definitions of Code Section 409A.

(d)           If Executive’s employment by the Company shall be terminated (A) by the Company other than for Cause or Disability or (B) by Executive for Good Reason, then Executive shall be entitled to each of the benefits provided by (i), (ii), (iii) and (iv) below, subject to the provisions of (v) and (vi) below.  All payments pursuant to this Section 4(d) shall be paid six (6) months after the Date of Termination or over the course of a specified period of time with respect to and as provided in subsection (iii); provided that an amount of such payments permitted by Section 409A of the Code, inclusive of Section 401(a)(17) of the Code, shall be paid to Executive in equal portions over the course of the first six (6) months after the Date of Termination in accordance with the Company’s normal payroll practices.

(i)            the Company shall pay Executive Executive’s full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given and any other form or type of compensation otherwise payable for such period;

(ii)           in lieu of any further salary payments for periods subsequent to the Date of Termination, the Company shall pay as a severance payment (the “Severance Payment”) an amount equal to 2.99 times the average of the annual compensation which was paid to Executive by the Company (or any corporation (“Affiliate”) affiliated with the Company within the meaning of section 1504 of the Internal Revenue Code of 1986 (the “Code”)) and included in Executive’s gross income for Federal income tax purposes for the five calendar years (or, if Executive has been employed by the Company for less than five, the number of complete calendar years of employment) (the “Base Period”) preceding the earlier of the calendar year in which a Change in Control of the Company occurred or the calendar year of the Date of Termination. Such average shall be determined in accordance with regulations promulgated under section 280G(d) of the Code. Compensation paid to Executive by the Company (or an Affiliate) shall include every type and form of compensation included in Executive’s gross income in respect of Executive’s employment by the Company (or an Affiliate), including compensation income recognized as a result of the exercise of stock options or sale of the stock so acquired, except to the extent otherwise provided in regulations promulgated under section 280G(d) of the Code.

(iii)          For a 36 month period after the Date of Termination, the Company shall arrange to provide Executive with life, disability, accident and health insurance benefits substantially similar to those which Executive is receiving or entitled to receive immediately prior to the Notice of Termination.  Executive shall be responsible for the payment of his or her portion of the premiums for such benefits (recognizing that Executive shall remain responsible for payment of the same relative percentage of total premiums as Executive paid prior to the Date of Termination). Benefits otherwise receivable by Executive pursuant to this paragraph (iii) shall be reduced to the extent comparable benefits are actually received by Executive during such 36 month period, and any such benefits actually received by Executive shall be reported to the Company.

(iv)          Except to the extent such payment would constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as determined under subsection (d)(v) hereof, the Company shall also pay to Executive all legal fees and expenses incurred by Executive in the event Executive has a bona fide claim for wrongful termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

(v)           The Severance Payment shall be reduced by the value of benefits actually provided in (iii) above and by the amount of any other payment or the value of any benefit received or to be received by Executive in connection with the termination of employment or contingent upon a Change in Control of the Company (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with the Company or an Affiliate) unless (1) Executive shall have effectively waived receipt or enjoyment of such payment or benefit prior to the date of payment of the Severance Payment, (2) in the opinion of tax counsel selected by the Company and acceptable to Executive, such other payment or benefit does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code, or (3) in the opinion of such tax counsel, the Severance Payment (in its full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute “parachute payments” within the meaning of section 280G(b)(2) of the Code are reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4) of the Code, and such payments are deductible by the Company. The value of any non-cash benefit or any deferred cash payment shall be determined by the Company in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

(vi)          If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of Executive and the Company in applying the terms of this Subsection 4(d), the aggregate “parachute payments” paid to or for Executive’s benefit are in an amount that would result in any portion of such “parachute payments” not being deductible by the Company or its Affiliates by reason of section 280G of the Code, then Executive shall have an obligation to pay the Company upon demand an amount equal to the sum of (1) the excess of the aggregate “parachute payments” paid to or for Executive’s benefit over the aggregate “parachute payments” that would have been paid to or for Executive’s benefit without any portion of such “parachute payments” not being deductible by reason of section 280G of the Code; and (2) interest on the amount set forth in clause (1) of this sentence at the applicable Federal rate (as defined in section 1274(d) of the Code) from the date of Executive’s receipt of such excess until the date of such payment.

(e)           Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise except as specifically provided in this Section 4.

5.             Funding of Payments. In order to assure the performance by the Company or its successor of its obligations under this Agreement, the Company may at any time deposit in trust an amount equal to the maximum payment that will be due Executive under the terms hereof; provided, however, that the Company shall deposit in trust the amount equal to the maximum payment due Executive immediately upon an Unfriendly Change in Control.  Under a written trust instrument, the Trustee shall be instructed to pay to Executive (or Executive’s legal representative, as the case may be) the amount to which Executive shall be entitled under the terms hereof, and the balance, if any, of the trust not so paid or reserved for payment shall be repaid to the Company. If the Company deposits funds in trust, payment shall be made by the Trustee to Executive in accordance with the provisions of this Agreement.  If and to the extent there are not amounts in trust sufficient to pay Executive under this Agreement, the Company shall remain liable for any and all payments due to Executive. In accordance with the terms of such trust, at all times during the term of this Agreement, Executive shall have no rights, other than as an unsecured general creditor of the Company, to any amounts held in trust and all trust assets shall be general assets of the Company and subject to the claims of creditors of the Company. For purposes of this Agreement, the term “Unfriendly Change of Control” shall be a Change in Control which has not been approved by a majority of the Incumbent Directors in office immediately prior to the Change in Control.

6.             Successors; Binding Agreement.

(a)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.

(b)           This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, successors, heirs and designated beneficiaries. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s designated beneficiaries, or, if there is no such designated beneficiary, to Executive’s estate.

7.             Notice. For the purpose of this Agreement, notices and all other communications provided for shall be in writing and shall be deemed to have been duly given when delivered or mailed by united States first class mail, postage pre-paid, addressed to the last known residence address of Executive or in the case of the Company, to its principal office to the attention of its then Chief Executive Officer, with a copy to its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8.             Compliance with Code 409A. If and to the extent that any provision of this Agreement is required to comply with Code Section 409A, the Company shall have the authority, without the consent of the Executive to interpret and/or amend such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Code 409A.

9.             Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties. No waiver by either party hereto at any time of any breach by the other party to this Agreement of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or similar time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota. The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned officer, on behalf of Arctic Cat Inc., and Executive have hereunto set their hands as of the date first above written.

ARCTIC CAT INC.

By
Its

EXECUTIVE